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                                                                        Exh. 4.3


                       CANTERBURY PARK HOLDING CORPORATION

                       STOCK OPTION PLAN FOR NON-EMPLOYEE
                            CONSULTANTS AND ADVISORS


                                    ARTICLE I

                                     PURPOSE

     The purposes of the Stock Option Plan for Non-Employee Consultants and Advisors (the "Plan") are to attract and retain the services of experienced and knowledgeable Non-Employee Consultants and Advisors to Canterbury Park Holding Corporation (the "Corporation") and to provide additional incentive for such Consultant's and Advisors to increase their proprietary interest in the Corporation's long-term success and progress.


                                   ARTICLE II

                           SHARES SUBJECT TO THE PLAN

     The total number of shares of Common Stock, par value $.01 (the "Shares"), of the Corporation for which options may be granted under the Plan is 250,000, subject to adjustment in accordance with Article VI hereof. Such Shares shall be authorized and unissued shares and shall include shares representing the unexercised portion of any option granted under the Plan which expires or terminates without being exercised in full.


                                   ARTICLE III

                           ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Board of Directors of the Corporation (the "Board"), or, in the event the Board shall appoint and/or authorize a Compensation Committee to administer this Plan, by such committee. Subject to the terms of the Plan, the Board shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.


                                   ARTICLE IV

                     SELECTION FOR PARTICIPATION IN THE PLAN

     Any Non-Employee Consultant or Advisor to the Corporation or any subsidiary of the Corporation shall be eligible to participate in the Plan if such consultant or advisor is designated for the grant of options hereunder.


                                      4.3-A

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                                    ARTICLE V

                                  OPTION TERMS

     Each option granted to a Non-Employee Consultant or Advisor under the Plan and the issuance of Shares thereunder shall be subject to the following terms.

     1. OPTION AGREEMENT. Each option granted under the Plan shall be evidenced by an option agreement (the "Agreement") duly executed on behalf of the Corporation and by the Non-Employee Consultant or Advisor to whom such options is granted. Each Agreement shall comply with and be subject to the terms and conditions of the Plan and shall conclusively evidence by the optionee's signature thereon the amount and type of services or other consideration to be provided by the Consultant and Advisor to the Corporation in exchange for the option being granted. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board. No option shall be granted within the meaning of the Plan and no purported grant of any option shall be effective until such an option agreement shall have been duly executed on behalf of the Corporation and the Director to whom the option is to be granted.

     2. OPTION EXERCISE PRICE. The option exercise price for an option granted under the Plan shall be the fair market value of the Shares covered by the option at the time the option is granted, unless the full Board of Directors by a majority vote determines a different option exercise price. For purposes of the Plan, "fair market value" may mean the closing price or the mean between the high and low sale prices quoted on the day of grant on the National Association of Securities Dealers Automatic Quotation System, whichever is less.

     3. TIME AND MANNER OF EXERCISE OF OPTION. Options are exercisable immediately after their grant and may be exercised in full at one time or in part from time to time. Any option may be exercised by giving written notice, signed by the person exercising the option, to the Corporation stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part in Shares of the Common Stock of the Corporation already owned by the person or persons exercising the option, valued at fair market value at the time of such exercise.

     4. TERM OF OPTIONS. The term of each option shall be determined by the Board of Directors or the Compensation Committee provided that no option may expire not more than ten (10) years from the date of the granting thereof, provided further that in the event of the death of an optionee within the period during which the option continues to be exercisable under Section 4(b) hereof, the option granted to such optionee may be exercised within one (1) year after the date of death of such optionee or prior to the date on which the option expires by its terms, whichever is earlier, by the estate of such optionee, or by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Corporation or, if not such designation has been made by the person or persons to whom the optionee's rights have passed, by will or the law of descent and distribution.


                                      4.3-B

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     5.   TRANSFERABILITY.  The right of any optionee to exercise an option granted to him or her under the Plan may be assigned or transferred by such optionee, otherwise than by will or the laws of descent and distribution, during the lifetime of such optionee.

     6. PARTICIPANT'S OR SUCCESSOR'S RIGHTS AS STOCKHOLDER. Neither the recipient of an option under the Plan nor his or her successor(s) in interest shall have any rights as a stockholder of the Corporation with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

     7. REGULATORY APPROVAL AND COMPLIANCE. The Corporation shall not be required to issue any certificate or certificates for Shares of its stock upon the exercise of an option granted under the Plan, or record as a holder of record of such Shares the name of the individual exercising an option under the Plan, without obtaining to the complete satisfaction of the Board the approval of all regulatory bodies deemed necessary by the Board, and without complying, to the Board's complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Board.


                                   ARTICLE VI

                               CAPITAL ADJUSTMENTS

     The aggregate number of Shares with respect to which options may be granted under the Plan, as provided in Article II, the number of Shares for which options are to be granted annually under Article IV, the number of Shares subject to each outstanding option and the price per share specified in such options, all may be adjusted, as the Board shall determine at its sole discretion or as may be required, for any increase or decrease in the number of issued shares of Common Stock of the Corporation resulting from a subdivision or consolidation of Shares or any other similar capital adjustment, the payment of a stock dividend, or other increase or decrease in such Shares effected without receipt of consideration by, or a merger, or consolidation of, the Corporation, or the distribution of shares of another corporation as a stock dividend, or the sale of all or substantially all of the assets of, or the liquidation of, the Corporation.


                                   ARTICLE VII

                              EXPENSES OF THE PLAN

     All costs and expenses of the adoption and administration of the Plan shall be borne by the Corporation, and none of such expenses shall be charged to any optionee.


                                      4.3-C

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                                  ARTICLE VIII

                      TERMINATION AND AMENDMENT OF THE PLAN

     The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion.


                                   ARTICLE IX

                                 EFFECTIVE DATE

     The effective date of the Plan is August 15, 1997.


                                      4.3-D